EXHIBIT 10.1

Form of

PERFORMANCE UNIT AWARD AGREEMENTS

AMENDMENT

MGE Energy, Inc. (the “Company”) and _______________ (the “Participant”) desire to amend, effective as of__________, 2011, the outstanding Performance Unit Award Agreement or Agreements, as applicable, held by Participant as of such date and issued under the MGE Energy, Inc. 2006 Performance Unit Plan (each, an “Agreement”), in accordance with Section 9 of each such Agreement, in the following respects:

1.

Section 4(a) of each Agreement shall be amended in its entirety to read as follows:

 (a)

Death, Disability or Bona Fide Retirement.

(i)

If the Participant’s employment with the Company is terminated due to the Participant’s death, Disability or bona fide Retirement, the Participant’s Units shall continue to vest in accordance with the schedule set forth in Section 2(b) of this Agreement as if the Participant had remained in employment with the Company following such death, Disability or bona fide Retirement through the applicable vesting period, and all Units shall be settled in accordance with the Plan on the appropriate Settlement Date following the conclusion of the full Vesting Period; provided, however, that the Participant remains on a bona fide Retirement or subject to a Disability, as applicable, through such Settlement Date.

(ii)

For purposes of this Section 4(a), “bona fide Retirement” shall mean the Participant’s Retirement during which the Participant does not:

(A)

directly, or indirectly through another, act as an officer, director, partner or employee of or consultant to or act in any managerial capacity with any entity that is engaged in the sale of electricity or gas to retail customers, or the provision of transmission services related thereto, in the State of Wisconsin; or

(B)

act in any full-time position with any other entity, if such position requires duties and responsibilities similar to the duties and responsibilities of the Participant with the Company prior to Retirement;

each as determined by the Company in its sole and absolute discretion; provided, however, that the Participant’s Retirement shall constitute a bona fide Retirement only if:

(1)

the Participant is age 65 or older on the date of such Retirement;

(2)

the Participant is 55 or older on, and has completed at least 10 years of service as an officer of the Company as of, the date of such Retirement; or

(3)

the Participant is 55 or older on the date of such Retirement and such Retirement is approved as a bona fide Retirement by the Board.

If the Participant’s employment with the Company is terminated due to the Participant’s Retirement, and such Retirement does not constitute a bona fide Retirement, as determined by the Company in its sole and absolute discretion, then the Participant’s rights with respect to the Units following termination shall be determined in accordance with Section 4(b) below.

2.

Section 6 of each Agreement shall be amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, Units shall be transferrable by will, the laws of descent and distribution or pursuant to beneficiary designation procedures established by the Company form time to time in its sole and absolute discretion.

ACCEPTED AND AGREED to this

 day of ______________, 2011.

MGE ENERGY, INC.

PARTICIPANT

by:

         Gary J. Wolter

Chairman, President and CEO

Date

2